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                             SURGE COMPONENTS, INC.
                              1016 Grand Boulevard
                            Deer Park, New York 11729



                               TO ALL SHAREHOLDERS
                            OF SURGE COMPONENTS, INC.



Dear Shareholder:

         We are writing this to notify all holders of Common Shares, par value $.001 per share of Surge Components, Inc. ("Surge" or "Us") that the Board of Directors have, at a recent special meeting of the Board of Directors, unanimously approved an amendment to the by-laws of Surge (the "By-Laws") reducing the company's quorum requirements from a majority of the issued and outstanding shares entitled to vote to one-third of such shares.

         Our By-Laws now provide that a minimum of one-third of the issued and outstanding shares of the corporation entitled to vote at the meeting, are required in present or by proxy in order to constitute a quorum for the purposes of transacting any business.

         Accordingly, Section 5 of the By-Laws has been amended to read, in relevant part, as follows:

         "SECTION 5. Quorum. At all meetings of the shareholders, the holders of one-third of the shares of the Corporation issued and outstanding and entitled to vote thereat shall be present in person or by proxy to constitute a quorum for the transaction of business, except as otherwise provided by statute."

                                             Thank you.

                                             Surge Components, Inc.




                                             Ira Levy, President